Exhibit 12.1

Statement of Computation of Ratio of Earnings

	Newcastle Investment Corp. Ratio of Earnings to Combined Fixed Charges and Preferred Dividends
	Nine Months Ended September 30, 2014	Years Ended December 31,
(Amounts in 000's, except ratios)		2013	2012	2011	2010	2009 (C)
Income (loss) from continuing operations, pre-tax before adjustment for income (loss) from equity investees	$47,381	$112,667	$394,942	$303,958	$622,005	$(209,237)
Fixed charges, as defined (A)	104,436	90,973	109,924	138,035	172,219	218,410
Distributed income (loss) of equity investees	—	1,069	—	—	—	—

Earnings, as defined	$151,817	$204,709	$504,866	$441,993	$794,224	$9,173
Combined fixed charges and preferred dividends, as defined (B)	108,621	96,553	115,504	143,615	179,672	231,911

Ratio of Earnings to Combined Fixed Charges	1.40	2.12	4.37	3.08	4.42	0.04

(A) Fixed charges, as defined:
Interest expense	$104,436	$90,973	$109,924	$138,035	$172,219	$218,410

Fixed charges, as defined	$104,436	$90,973	$109,924	$138,035	$172,219	$218,410

(B) Combined fixed charges and preferred dividends, as defined:
Interest expense	$104,436	$90,973	$109,924	$138,035	$172,219	$218,410
Preferred dividends	4,185	5,580	5,580	5,580	7,453	13,501

Fixed charges, as defined	$108,621	$96,553	$115,504	$143,615	$179,672	$231,911

(C) The 2009 deficiency in the ratio is $222.7 million, which included impairment charges. Excluding such charges, the ratio would have exceeded 1 to 1.

	Newcastle Investment Corp. Ratio of Earnings to Fixed Charges
	Nine Months Ended September 30, 2014	Years Ended December 31,
(Amounts in 000's, except ratios)		2013	2012	2011	2010	2009 (B)
Income (loss) from continuing operations, pre-tax before adjustment for income (loss) from equity investees	$47,381	$112,667	$394,942	$303,958	$622,005	$(209,237)
Fixed charges, as defined (A)	104,436	90,973	109,924	138,035	172,219	218,410
Distributed income (loss) of equity investees	—	1,069	—	—	—	—

Earnings, as defined	$151,817	$204,709	$504,866	$441,993	$794,224	$9,173
Fixed charges, as defined (A)	104,436	90,973	109,924	138,035	172,219	218,410

Ratio of Earnings to Fixed Charges	1.45	2.25	4.59	3.20	4.61	0.04

(A) Fixed charges, as defined:
Interest expense	$104,436	$90,973	$109,924	$138,035	$172,219	$218,410

Fixed charges, as defined	$104,436	$90,973	$109,924	$138,035	$172,219	$218,410

(B) The 2009 deficiency in the ratio is $209.2 million, which included impairment charges. Excluding such charges, the ratio would have exceeded 1 to 1.